Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We herby consent to the use in the Prospectus constituting a part of this registration statement of First Place Financial Corp. on Form S-4 of our report dated January 10, 2008 with respect to the consolidated financial statements of OC Financial, Inc. and subsidiaries as of and for the years ended September 30, 2007 and 2006, which is contained in this registration statement on Form S-4. We also consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ Beard Miller Company LLP
Pittsburgh, PA
April 25, 2008